Exhibit 10.1

SEPARATION AGREEMENT AND FULL AND FINAL RELEASE

This Separation Agreement and Full and Final Release (“Agreement”) is entered into by and between Jason Morgan (“Employee”) and Helios Technologies, Inc (“Company”). Employee and the Company are both parties to this Agreement and are collectively referred to herein as the “Parties.” The Parties desire to enter into this Agreement to fully resolve all questions of compensation, entitlement to benefits, and any and all other claims, whether known or unknown, which the Parties may have relating to Employee’s employment with, and separation from, the Company.

Employee acknowledges, understands, and agrees that Employee’s active employment with the Company will terminate on March 30, 2023 (“Separation Date”).

WHEREAS, the Company and Employee have agreed upon the terms for an orderly transition and the continuation of certain services by Employee, as hereinafter set forth;

WHEREAS, Company has determined that Employee shall be afforded the separation benefits as set forth in the Executive Officer Severance Agreement dated June 21, 2021 (“Executive Officer Agreement”);

NOW, THEREFORE, in exchange for the consideration described in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

1.
Definitions. As used in this Agreement, any reference to Employee shall include Employee’s attorneys, heirs, administrators, representatives, executors, successors, agents and assigns. Any reference to the Company shall include itself, its predecessors, successors, controlling or related entities, affiliates, divisions, parents, subsidiaries, managing agents, and joint ventures, and, in their capacities as such, all of their past, present and future representatives, agents, assigns, attorneys, directors, officers, partners, shareholders and employees.
2.
Separation from Service.
a.
On or before the Separation Date, Employee shall submit to the Company Secretary his resignation, in the form provided by the Company, from all positions with the Company and its Affiliates, including any and all positions held at subsidiaries of the Company.
b.
On or before the Effective Date, Employee shall return to the Company all copies, whether in written, electronic or other form or media, of the Company’s Proprietary Information, or destroy (at Employee’s option) all such copies and promptly confirm in writing to the Company that such Proprietary Information has been destroyed. In addition, Employee shall also return or destroy (at Employee’s option) all copies of any notes, analyses, compilations, reports, forecasts, studies, samples, data, statistics, summaries, interpretations and other materials prepared by or for Employee that contain, are based on, or otherwise reflect or are derived from, in whole or in part, the Company’s Proprietary Information, and promptly confirm in writing to the Company that such copies have been destroyed. Additionally, promptly after the Effective Date, Employee shall return to the Company all property belonging to the Company.

3.
Transition Period. From the Effective Date and for a period of six (6) months thereafter, Employee shall perform transition services as requested by the Company. Without limiting the foregoing, during such time, Employee shall cooperate with the Company in the transition of his responsibilities to other officers and shall undertake all actions in connection therewith reasonably requested by the Company. The Parties agree that such services shall be nominal and primarily require information exchanges, introductions to third parties and responses to other requests that can generally be handled remotely by Employee. Employee agrees and covenants that, he shall, to the extent reasonably requested in writing by the Company, cooperate in good faith with and assist the Company.

4.
Consideration. In consideration for this Agreement and upon receipt of Employee’s resignations as required by this Agreement, and subject to the terms of this Agreement, including but not limited to the satisfaction of the requirements in Section 3, the Company shall be obligated to timely pay all compensation and benefits as outlined in Paragraph 5 of the Executive Officer Agreement and as further set forth in Exhibit A attached hereto and incorporated by reference herein. In addition, the Company will pay Employee, in one lump sum, a total gross amount of four hundred and nineteen thousand, one-hundred and thirteen dollars ($419,113.00), less all standard tax and other applicable withholdings, after the Effective Date of the Agreement as defined on the final page of this Agreement, reflecting a cash payment in lieu of 2024 Time-Based and Performance Shares vesting based on the closing price of HLIO stock from the close of March 17, 2023.

5.
Full and Final Release. Employee acknowledges and agrees that the consideration provided under this Agreement represents valuable consideration that the Company is not obligated to provide Employee and is greater than the consideration to which Employee would have been entitled from any source or agreement with the Company upon Employee’s termination from employment with the Company. Except as to the promises made in this Agreement, and in consideration of the benefits provided by the Company, Employee hereby fully, forever, irrevocably and unconditionally releases, settles and discharges the Company from any and all manner of claims, charges, complaints, debts, liabilities, demands, actions, causes of action, suits, rights, covenants, contracts, controversies, agreements, promises, omissions, damages, obligations and expenses of any kind, whether known or unknown, which Employee has, had, or may have against the Company or any Company-sponsored employee benefit plans arising from, or relating in any way to, Employee's employment relationship with the Company occurring through the date Employee signs this Agreement. Specifically included in this waiver and release are, among other things, any and all claims arising under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Florida Civil Rights Act of 1992, as well as any other federal, state or local statutes, and any claims under common law including but not limited to claims in tort, for breach of contract, or for wrongful discharge.

Employee agrees to release and discharge the Company not only from any and all claims or causes of action which Employee could make on Employee’s own behalf, but also those that may or could be brought by any person or organization on Employee’s behalf, and Employee specifically waives any right to become, and promises not to become, a member of any class in any proceeding or case in which any such claim or cause of action against the Company may arise, in whole or in part, from any event which occurred on or before the date of this Agreement.

It is expressly agreed and understood that this is a GENERAL RELEASE.

Nothing in this Agreement is intended to waive: (i) rights or claims that may arise after the date of Employee’s execution of this Agreement; (ii) Employee’s entitlement to vested benefits under any retirement plan or other ERISA-covered benefit plan provided by the Company; (iii) any rights Employee may have under state unemployment and/or workers’ compensation laws; and/or (iv) claims which by law cannot be released by private agreement.

6.
Warranties. Employee represents and warrants that: (a) Employee has been paid and/or has received all compensation and benefits of any kind (including wages, salary, vacation, paid time off, commissions, bonuses, incentive compensation and equity participation) that Employee earned and/or to which Employee may be entitled as a result of Employee’s employment by the Company, including pay for all hours worked, and the Company owes Employee, and shall owe Employee, no further compensation or benefits of any kind, except as described in this Agreement; (b) Employee has been properly provided any leave of absence because of Employee’s or a family member’s health condition, and Employee has not been subjected to any improper treatment, conduct, or actions due to a request for or taking of such leave; (c) Employee has already reported to the Company and/or filed workers’ compensation claims for any and all on-the-job injuries Employee suffered while employed by the Company, and that Employee has not suffered any on-the-job injuries for which Employee has not already filed a workers’ compensation claim; and (d) Employee has provided the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company.

Employee’s Obligations. In consideration for this Agreement, and in addition to the full and final release set forth above, Employee agrees to the following:

a.
Employee will keep confidential the terms of this Agreement and will not disclose or publish same to anyone with the exception of Employee’s spouse, immediate family members, financial advisor, or attorney. Otherwise, Employee may only disclose the terms of this Agreement if legally required to do so;

b.
Employee will not discuss with anyone, including but not limited to, current, former or prospective employees of the Company, the terms and conditions of Employee’s employment with or termination from the Company, unless otherwise required by law to do so;

c.
Employee will make no negative or disparaging comments of any kind about the Company and/or its products, services or employees to any person or entity, including any of the Company’s vendors, suppliers, customers or employees;

6. Acknowledgment. Employee acknowledges that if Employee materially breaches any of the provisions of Paragraph 5 of this Agreement, in addition to any other of the Company's rights and remedies, the Company shall immediately cease all payments or benefits described in Paragraph 4 above.

7. Covenant Not To Sue. Employee warrants that Employee has not filed any complaints, charges or claims for relief against the Company with any local, state or federal court or administrative agency that are currently outstanding. Employee further agrees and covenants not to sue, or to bring any claims or charges against, the Company with respect to any matter arising at the time of Employee’s execution of this Agreement or covered by the release set forth in Paragraph 2 above, and not to assert against the Company in any action, suit, litigation or proceeding any matter arising before Employee’s execution of this Agreement or covered by the release set forth in Paragraph 2 above.

Nothing in this Agreement (i) limits or affects Employee’s right to challenge the validity of this Agreement; (ii) prevents or precludes Employee from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information; or (iii) prevents Employee from exercising his or her rights under Section 7 of the National Labor Relations Act (“NLRA”) to engage in protected, concerted activity with other employees, although by signing this Agreement Employee waives any right to recover any individual relief (including back pay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Employee or on his or her behalf by any third party, either individually, or as part of any class or collective action, except for any right Employee may have to receive a payment from a government agency (and not the Company) for information provided to the government agency.

8. Participation in Litigation, Governmental Proceedings and Protected Activity. No provision of this Agreement shall be construed or enforced in a manner that would prevent Employee from testifying fully and truthfully under oath in any court, arbitration, governmental or administrative agency proceeding, or from providing complete and truthful information in the course of any government investigation. No provision of this Agreement shall be construed or enforced in a manner that would interfere with Employee’s rights under the NLRA to discuss or comment on terms and conditions of employment.

9. No Admission of Liability. It is expressly understood and agreed that this Agreement, and any acts undertaken hereunder, shall not be construed as an admission of liability or wrongdoing by the Company. Neither this Agreement nor anything in it shall be admissible in any proceeding as evidence of any unlawful or wrongful conduct by the Company.

10. Controlling Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.

11. Jurisdiction. Any action arising out of, or relating to, any of the provisions of this Agreement may, at the election of the Company, be brought and prosecuted only in the courts of, or located in, the State of Florida, and in the event of such election, the Parties consent to the jurisdiction and venue of said courts.

12. Entire Agreement. Excepting the Confidentiality and Non-Disclosure Agreement signed previously, which shall remain in full force and effect, the Parties understand that no promise, inducement, or other agreement not expressly contained herein has been made conferring any benefit upon them; that the Agreement contains the entire Agreement between them; and that the terms of the Agreement are contractual and not recitals only.

13. Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

14. Section Headings. Section and subsection headings in this Agreement are for convenience of reference only and shall neither constitute a part of this Agreement nor affect its interpretation.

15. Amendment. The Parties agree that this Agreement may not be altered, amended, or modified, in any respect, except by a writing duly executed by both Parties.

16. Knowing and Voluntary Release. Employee acknowledges and agrees that:

a.
Employee understands that this Agreement is releasing claims that may arise under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §§ 621-634) and the Older Workers Benefit Protection Act; Employee also understands that this release does not extend to claims that may arise after the date this Agreement is signed.

b.
Employee has had a reasonable time within which to consider this Agreement before executing it. Employee has been provided with a period of 21 days within which to decide whether to accept the consideration set forth in Paragraph 4, and in return, provide the Company with a release of all claims. Employee understands and acknowledges that Employee may voluntarily choose to sign and return this Agreement at any time during the 21-day period. If Employee signs this Agreement before the end of the 21-day period, Employee acknowledges that Employee knowingly and voluntarily does so and waives the remainder of the 21-day period, and that Employee was not asked, threatened, coerced or otherwise pressured or hurried to execute the Agreement prior to the end of the 21-day period.

c.
Employee understands that for a period of seven (7) calendar days after the date that Employee signs this Agreement, Employee may revoke Employee’s acceptance of the terms of this Agreement by delivering a written notice of revocation to Marc A. Greenberg, General Counsel & Secretary, 7456 16th Street East, Sarasota, FL 34243.

d.
Employee has carefully read and fully understands all of the provisions of this Agreement, which is written in a manner that Employee clearly understands.

e.
Employee knowingly and voluntarily agrees to all of the terms in this Agreement.

f.
Employee knowingly and voluntarily intends to be legally bound by this Agreement.

g.
The Company is advising Employee in writing to consult with an attorney of Employee’s choice prior to signing this Agreement.

EMPLOYEE REPRESENTS THAT eMPLOYEE: HAS READ THE TERMS OF THIS AGREEMENT, HAS HAD AN OPPORTUNITY TO FULLY DISCUSS AND REVIEW THE TERMS OF THIS AGREEMENT WITH AN ATTORNEY, UNDERSTANDS THE CONTENTS HEREOF, FREELY AND VOLUNTARILY ASSENTS TO ALL THE TERMS AND CONDITIONS HEREOF, AND SIGNS This Agreement AS EMPLOYEE’S OWN FREE ACT, AND WITH THE INTENTION OF RELEASING THE COMPANY FROM EACH AND EVERY CLAIM RELATING IN ANY WAY TO EMPLOYEE’S EMPLOYMENT WITH THE COMPANY.

iN WITNESS WHEREOF, and intending to be legally bound, the Parties agree to the terms of this Agreement, effective as of the eighth day after Employee signs the Agreement or once all company owned property is returned, whichever is latest to occur (“Effective Date”), provided that Employee has not revoked Employee’s acceptance during the time period provided in Paragraph 16(c).

Date: _____________ By: ______________________________________

Jason Morgan

For the Company:

Date: _____________ By: ______________________________________

EXHIBIT A

EXECUTIVE OFFICER SEVERANCE AGREEMENT

THIS EXECUTIVE OFFICER SEVERANCE AGREEMENT (“Agreement”) made and entered into as of the ____ day of ______, 202_, by and between HELIOS TECHNOLOGIES, INC., a Florida corporation, along with its affiliates and subsidiaries (together, the “Company”) and ________ (“Executive”).

W I T N E S S E TH:

WHEREAS, Executive is the ____________________; and

WHEREAS, the Company wishes to provide severance benefits to Executive in the event of an involuntary terminations of Executive’s employment, as specified herein;

NOW, THEREFORE, in consideration of the foregoing recitals and the agreements of the parties contained herein, the parties do hereby agree as follows:

1. Purpose and Intent. The Board of Directors of the Company (the “Board”) desires to provide certain protections to the Executive in the event of an involuntary termination of his or her employment that does not occur in connection with a change in ownership or control of the Company. Accordingly, the Board has determined that appropriate steps should be taken to enter into an agreement to provide such protections to the Executive. This Agreement is not intended to alter materially the compensation and benefits that Executive could reasonably expect in the absence of an “Involuntary Termination of Employment” (as defined below in Section 4) and, accordingly, this Agreement, although taking effect upon the parties’ execution hereof, will be operative only upon an Involuntary Termination of Employment.

2. Term of Agreement. This Agreement shall be effective upon the execution by the parties, and shall remain in effect until the date Executive’s employment by the Company is terminated; provided, however, that if Executive experiences an Involuntary Termination of Employment, the term shall continue in effect until all payments and benefits have been made or provided to Executive under this Agreement.

3. Eligibility for Severance. Executive becomes eligible to receive Severance (as defined below in Section 5) under this Agreement upon an Involuntary Termination of Employment, provided that the Executive:

(a) performs all transition and other matters required of the Executive by the Company prior to Executive’s Involuntary Termination of Employment;

(b) returns to the Company any property of the Company which has come into the Executive’s possession;

(c) returns (and does not thereafter revoke), within sixty (60) days from receipt, a signed original general release in a form acceptable to the Company, in its sole and absolute discretion (the “Release”), under which the Executive, among other things, release and discharges the

Company and its subsidiaries and affiliates from all claims and liabilities, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act, the Equal Pay Act, ERISA, the Age Discrimination in Employment Act, the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act of 1988, and the Older Workers’ Benefit Protection Act of 1990; and

(d) complies with the restrictive covenants set forth in any other agreement between the Company and Executive. Executive shall forfeit, and repay if already paid by the Company, the Severance, if he or she violates any of these restrictive covenants.

4. Involuntary Termination. For purposes of this Agreement, an Involuntary Termination of Employment shall be deemed to occur if:

(a)
there has been an actual termination by the Company of Executive’s employment, other than (i) “For Cause” (as defined in Section 7 below), (ii) Executive’s death, (iii) on account of an accident or illness which renders Executive unable, for a period of at least six (6) consecutive months, to perform the essential functions of his or her job notwithstanding the provision of reasonable accommodation by the Company; or (iv) a Termination in Connection with a Change in Control, as defined in the Executive Continuity Agreement between Executive and Company dated June 4, 2021.
(b)
the Company reduces Executive’s salary (except in the case of a reduction of no more than ten percent (10%) that applies to all similarly-situated executives of the Company), reduces reward opportunities (which will be evaluated in light of the performance requirements therefor), reduces other compensation, deprives Executive of any material fringe benefit, a material diminution in Executive’s authority, duties, or responsibilities, a material diminution in the authority, duties, or responsibilities of the person to whom Executive is required to report, a material diminution in the budget over which Executive retains authority, or a relocation of Executive’s primary office more than seventy-five (75) miles from his or her then current office location, but not closer to his or her principal residence (each, a “Good Reason” event), without his or her prior express written approval; provided that the Executive must notify the Company of such event in writing within thirty (30) days of its occurrence, specifying the circumstance that the Executive claims constitutes Good Reason, at which time the Company will then have fifteen (15) days to cure such Good Reason event, and if the Company fails to do so, the Executive must provide a notice of termination within ten (10) days of the expiration of the fifteen-day cure period in order for his or her resignation to constitute a resignation for Good Reason and qualify under this subsection (b); or

(c) any material breach by the Company of any provision of this Agreement.

5. Compensation Upon an Involuntary Termination of Employment.

(a) Subject to the terms of this Agreement, including but not limited to the satisfaction of the requirements in Section 3, upon an Involuntary Termination of Employment during the term of this Agreement, Executive shall be entitled to receive the following payments and benefits:

(i) continuation of Executive’s annual base salary at the time of termination for the twelve (12) month period following the date of the Involuntary Termination of Employment, payable according to the Company’s normal payroll cycle;

(ii) the target value at the time of grant of the annual short-term incentive compensation award to the Executive, if any, granted during the current fiscal year or, if the Compensation Committee of the Board of Directors has not yet met to consider the annual short-term incentive compensation award to the Executive for the current fiscal year, then the target value at the time of grant of the annual short-term incentive compensation award to the Executive, if any, granted during the immediately preceding fiscal year, payable within fifteen (15) days following the expiration of the period in which the Executive has the right to revoke the Release described in Section 3(c); and

(iii) continuing medical, dental, life, disability and hospitalization benefits as elected by the Executive under the Company’s employee benefit plans after termination pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at Company expense, for Executive and his or her family as then in effect, for a period of twelve (12) months following the date of termination.

The employer contribution for COBRA coverage will not be provided to the Executive, however, to the extent that the Company reasonably determines that doing so would subject the Company to the excise tax under Section 4980D of the Code (as a result of discriminatory coverage under an insured health plan). Except as required by law, under no circumstances shall the Company have the right to delay payment of any amounts due under this Agreement.

(b) Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any amounts earned or accrued through the date of termination or by any amounts to which Executive shall be entitled by law (nor shall payment hereunder be deemed in lieu of such amounts), by any retirement benefits after the date of termination, or otherwise.

(c) The treatment of any equity incentive awards that are held by Executive upon an Involuntary Termination of Employment shall be governed under the terms of the Company’s equity incentive plans and the award agreements under which such awards were granted. No awards shall be subject to accelerated vesting or exercisability as a result of an Involuntary Termination of Employment.

(d) Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to Executive or his or her estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to applicable law or regulation. In lieu of withholding such amounts, the Company may accept other provisions to the end that it has sufficient funds to pay all taxes required to be withheld in respect of any of such payments.

6. Tax Matters.

(a)
Section 409A of the Code.
(i)
Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein shall either be exempt from the requirements of Section 409A of the Internal Revenue Code (the “Code”) or shall comply with the requirements of Section 409A of the Code, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Section 409A of the Code. Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment of Executive shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of Executive’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the date of an Involuntary Termination of Employment for purposes of any such payment or benefits.
(ii)
To the extent that the Company determines that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A of the Code, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Section 409A of the Code through good faith modifications. To the extent that any provision hereof is modified in order to comply with Section 409A of the Code, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company without violating the provisions of Section 409A of the Code.
(iii)
Notwithstanding any provision in this Agreement or elsewhere to the contrary, if on the date of Executive’s termination of employment with the Company Executive is deemed to be a “specified employee” within the meaning of Section 409A of the Code, any payments or benefits due upon a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A of the Code (whether under this Agreement, any other plan, program, payroll practice or any equity grant) and which do not otherwise qualify under the exemptions under Treas. Reg. § 1.409A-1 (including without limitation, the short-term deferral exemption and the permitted payments under Treas. Reg. § 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided to Executive in a lump sum (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) on the earlier of (i) the date which is six (6) months and one (1) day after the Executive’s “separation from service” (as such term is defined in Section 409A of the Code) for any reason other than death, and (ii) the date of Executive’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit.
(iv)
For purposes of the application of Treas. Reg. § 1.409A-1(b)(4) (or any successor provision), each payment under this Agreement to Executive (including any installment payments) shall be deemed a separate payment.
(v)
In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A of the Code. If the period for signing and returning or revoking the Release designated by the Company extends into a later taxable year, any payments that are subject to Code Section 409A and contingent upon the Release will be made (or begin) in the later taxable year.
(vi)
With respect to any expense, reimbursement or in-kind benefit provided pursuant to this Agreement that constitutes a “deferral of compensation” within the meaning of Section 409A of the Code, (a) the expenses eligible for reimbursement or in-kind benefits provided to Executive must be incurred during the Executive’s employment with the Company or the term of this Agreement (or applicable survival period), (b) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (c) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (d) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.
(b)
Section 280G of the Code. If any payments or benefits otherwise payable to the Executive under this Agreement are determined to be in connection with a change in ownership or control (as defined in Treasury Regulation Section 1.280G-1) and would, when combined with any other payments or benefits the Executive becomes entitled to receive that are contingent on the same change in ownership or control (such payments and benefits to be referred to as “Parachute Payments”) would: (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the payments and benefits payable to the Executive under this Agreement shall be reduced to the largest amount which can be paid to Executive without triggering the Excise Tax, but only if and to the extent that such reduction would result in Executive retaining larger aggregate after-tax payments (the “Reduced Amount”). Any determination of the Excise Tax or the Reduced Amount required under this Section 6(b) shall be made in writing by the Company’s independent public accountants, whose determination shall be conclusive and binding upon the Company and the Executive for all purposes. For purposes of making the calculations required by this Section 6(b), the accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish such information and documents as the accountants may reasonably request in order to make a determination under this Section 6(b). The Company shall bear all costs the accountants may reasonably incur in connection with any calculations contemplated by this Section 6(b).

7. Definition of “For Cause”. The termination of Executive’s employment by the Company shall be deemed “For Cause” if it results from (a) the commission of an act of fraud, embezzlement, theft or proven dishonesty, or any other illegal act or practice (whether or not resulting in criminal prosecution or conviction), including theft or destruction of property of the Company, or any other act or practice which the Board of Directors of the Company (the “Board”) shall, in good faith, deem to have resulted in the recipient’s becoming unbondable under the Company’s fidelity bond; (b) the willful engaging in misconduct which is deemed by the Board, in good faith, to be materially injurious to the Company, monetarily or otherwise, including, but not limited to, improperly disclosing trade secrets or other confidential or sensitive business information and data about the Company and competing with the Company, or soliciting employees, consultants or customers of the Company in violation of law or any employment or other agreement to which the recipient is a party; (c) the continued failure or habitual neglect by the Executive to perform his or her duties with the Company; or (d) other disregard of the Company’s Bylaws, Code of Business Conduct and Ethics, or other rules or policies of the Company or any subsidiary, or conduct evidencing willful or wanton disregard of the interests of the Company. For purposes of this Agreement, no act or failure to act by the recipient shall be deemed “willful” unless done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company. Notwithstanding the foregoing, if Executive has entered into an employment agreement that is binding as of the date of such event, and if such employment agreement defines “Cause,” then the definition of “Cause” in such agreement shall apply. The determination of whether the Executive has engaged in an act that constitutes Cause shall be made by the Board, which prior to making such determination shall provide written notice of the event of Cause to the Executive and allow the Executive a reasonable opportunity to cure such event.

8. Miscellaneous.

(a)
Intent. This Agreement is made by the Company in order to induce Executive to remain in the Company’s employ, with the Company’s acknowledgment and intent that it will be relied upon by Executive, and in consideration of the services to be performed by Executive from time to time hereafter. However, this Agreement is not an agreement to employ Executive for any period of time or at all. This Agreement is intended only as an agreement to provide Executive with specified compensation and benefits if there is an Involuntary Termination of Employment.
(b)
Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida. Any action brought by a party to this Agreement shall be brought and maintained in a court of competent jurisdiction in Sarasota County, Florida.

(c)
Assumption of Agreement. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree in writing to perform this Agreement. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall require the Company to pay to Executive compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder in the event of an Involuntary Termination of Employment, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed to be the date on which Executive shall receive such compensation from the Company. As used in this Agreement, “Company” shall mean the Company as herein above defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(d) Successors and Assigns. This Agreement shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there is no such designee, to Executive’s estate.

(e) Notices. Except as otherwise expressly provided herein, any notice, demand or payment required or permitted to be given or paid shall be deemed duly given or paid only if personally delivered or sent by United States mail and shall be deemed to have been given when personally delivered or three (3) days after having been deposited in the United States mail, certified mail, return receipt requested, properly addressed with postage prepaid. All notices or demands shall be effective only if given in writing. For the purpose hereof, the addresses of the parties hereto (until notice of a change thereof is given as provided in this Section 8(e), shall be as follows:

The Company:	Marc A. Greenberg, Esq. General Counsel & Corporate Secretary Helios Technologies, Inc. 7456 16th Street East Sarasota, FL 34243
Executive:
(f)
Severability. In the event any provision in this Agreement shall be invalid, illegal or unenforceable, such provision shall be severed from the rest of this Agreement and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(g) Entirety. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous agreement or understandings relating to the subject matter hereof.

(h) Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company (except for any severance or termination policies, plans, programs or practices) and for which Executive may qualify, nor shall anything in this Agreement limit or reduce such rights as Executive may qualify, nor shall anything in this Agreement limit or reduce such rights as Executive may have under any other agreements with the Company (except for any severance or termination agreement). In the event Executive qualifies for severance benefits under another policy, program or by local law/statute, such severance shall offset (and not paid in addition to) any amounts or benefits due herein. Amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

(i) Amendment. This Agreement may be amended only by a written instrument signed by the Company and Executive, which makes specific reference to this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

HELIOS TECHNOLOGIES, INC. EXECUTIVE

By:

Josef Matosevic

President and Chief Executive Officer